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                                                                    Exhibit 4.16

               COPYRIGHT LICENSE CONTRACT (EXTENDED FOR YEAR 2005)

This "Copyright License Contract (Extended for Year 2005)" (hereinafter referred to as "Contract") is executed between Shanghai Yide Networking Co., Ltd., which is located at Room 701, Building 1, Alley 186, Dagu Road, Shanghai (hereinafter referred to as "Licensor"), and Shanghai Weilan Computer Co., Ltd., which is located at 5/F, No.689 Beijing Dong Road. Shanghai (hereinafter referred to as "Licensee") on the 1st day of September 2005 at the above mentioned legal domicile of Licensor in Shanghai on the basis of "Copyright License and Cooperation Contract" (hereinafter referred to as "Original Contract") signed in December 2002.

Whereas Licensor has obtained the right to produce digital images and text messages for mobile phones on basis of images and contents contained in volumes 16-41 of cartoon series publication "Crayon Shin Chan" (author: Yoshito Usui) of Japanese version published by Japanese corporate Futaba Corporation with prior formal authorization from Japan Windmill Video Culture Development Corporation and the succeeding volumes of the same cartoon series publication, and also an exclusive right to sale via communication and mobile network to China Mobile Communication Corporation's client in the use licensed territory (hereinafter referred to as "Rights Obtained by Licensor") (Licensor proclaims that the licensed right is formally authorized by the Japan Windmill Video Culture Development Corporation ), Whereas Licensee and Licensor agree that in consideration of the payment of copyright royalty to Licensor, Licensee has right to produce digital images and text messages on basis of images and contents in the Works, and an exclusive right to sell via communication and mobile network to clients of the China Mobile Communication Corporation in the licensed area. After amicable negotiations, the following terms and conditions have been agreed upon by the Parties:

ARTICLE 1.-SCOPE OF COPYRIGHT LICENSE

Licensor permits Licensee to use the Work and copyright of the Work in the following area, right scope, term, and by the following means. The scope of licensing is strictly defined, detailed and explicit; other rights without permission are out of the licensing scope. Unless otherwise specified, the terms "Work", "Area of Licensing", "Term of Licensing" and "Right Scope of Licensing" have the following meanings:

1. Works: Volume 16-41 of cartoon series publication "Crayon Shin Chan" (author:
Yoshito Usui) of Japanese version issued by Japanese corperate person Futaba corporation (hereinafter referred to as 'Futaba') (hereinafter referred to as "Works").

2. Territory of Licensing: People's Republic of China (excluding Hong Kong, Macao, Taiwan).

3. Term of Licensing: From the 1 September 2005 to the 31 July 2006. If either

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Party of Licensor or Licensee does not agree to extend the Term of
Licensing, he shall give a written notice to the other party thirty days before the expiration of the Term of Licensing. If in the thirty days after the expiration of the Term of Licensing, neither party of Licensor and Licensee gives such a written notice to the other party to terminate this Contract, it is deemed that the Parties agree to extend this Contract automatically for one year.

4. Scope of licensing: Licensor permits Licensee to enjoy the right to produce digital images and text messages on basis of images and contents in the Works, and the exclusive right to provide wireless sale service (hereinafter referred to as "Wireless Service") via communication and mobile network to China Mobile Communication Corporation's clients (hereinafter referred to as "Mobile Operator") in the territory of licensing. Licensee shall not delegate or transfer the license arising out of this Contract to a third party.

5. This Contract: including the main this Contract, documents specified as attachments to This Contract, and other written documents that is supplemented or added henceforth and is agreed by the Parties in written form to be attached hereto.

ARTICLE 2.-REPRESENTATIONS AND WARRANTIES

1. Licensee makes the following undertaking and guarantee to Licensor:

(a) Licensee is a legal and independent person incorporated under Chinese laws, with qualification and ability of communication and network operation prescribed by the Chinese government and is in possession of certain assets and ability of normal operation, performance of this Contract and undertake liabilities under this Contract.

(b) Licensee has accomplished all legal formalities and company internal procedures required for the execution and performance of this Contract.

(c) Licensee has valid governmental permits required for the execution, performance and implementation of this Contract.

(d) None of execution, implementation, performance of this Contract and payment made on the payment day in respect of this Contract is in contradiction to Chinese laws.

(e) Licensee agrees that Licensor may submit the copy of this Contract to Japan Windmill Video Culture Development Corporation for its reference.

(f) Licensee will endeavor to assist the right safeguard action taken by Licensor according to article 9 of this Contract.

(g) Licensee undertakes that without a prior consent of Licensor, Licensee shall not use the images and text contents in the Works outside the licensing scope.

(h) Licensee undertakes to promptly submit a written report containing authentic data to Licensor and make payments conforming to the provisions of this Contract.

2. Licensor makes the following undertaking and guarantee to Licensee:

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(a) Licensor is a legal and independent person incorporated under Chinese law and is in possession of certain assets and ability of normal operation, performance of this Contract and undertaking liabilities in this Contract.

(b) Licensor has accomplished all the legal formalities and company internal procedures required for the execution and performance of this Contract.

(c) Licensor has valid governmental permits required for the execution, performance and implementation of this Contract.

(d) Licensor undertakes that he possesses legally, consistently, completely, in the above-mentioned licensing term, territory and scope, the exclusive right to permit Licensee to use the Works.

(e) Licensor does not permit any third party other than Licensee to use the Works in the Area of Licensing, in the scope of right before or at the time of the execution of this Contract.

(f) Licensor undertakes to be responsible for legality of the source of any information and article related to the Works submitted by him to Licensee and confirmed by in written form mutually signed for accomplishing the delivery procedures.

(g) Licensor agrees that for the purposes of generalization of "Wireless Service" on basis of Works, Licensee could use images and text contents in the Works in the scope determined by this Contract and by the means agreed in this Contract.

(h) Licensor undertakes that Licensee is the only cooperative partner authorized to provide "Wireless Service" in the scope determined in this Contract.

(i) From now on shall Licensor obtain new license (hereinafter referred to as 'New License') related to images of cartoon of the Works other than "Rights Obtained by Licensor" and provided that Licensee fully observes the undertaking and guarantee contemplated in paragraph 1, article 2 of this Contract, Licensor undertakes to give priority to Licensee and continue the cooperation under the same conditions.

ARTICLE 3.-OBJECT, MEANS, CONTENT AND PRICE OF WIRELESS SERVICE

Object of Wireless Service: mobile phone users of China Mobile Communication Corporation.

Wireless Service platform: platform of message service (special service code
2000), WAP, multicolor message of Licensee, and platforms providing same type of service which has been declared by Licensee, approved in written form by Licensor and purchased totally by Licensee.

Method of Wireless Service: to order with common message, with STK card message, with web site, WAP, MMS, or wireless download on basis JAVA technology mobile phone digital images and text message of Crayon Shin Chan. The charge method of Wireless Service could be charge method approved by the Mobile Operator such as charge by piece, by month, by flux etc.

Content of Wireless Service: service that could be provided to the mobile phone users

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includes: black and white picture, color picture, short message game, information service and multimedia color message etc. The forms of the content could be pure picture, pure word, or integrated forms of picture and word, and picture and word could be black and white, unicolor or chromatic.

Price of Wireless Service: The lowest price of Picture service by month is 5 Yuan RMB; the lowest price of message service by month is 3 Yuan RMB. The final price varies with the content of Wireless Service provided by Licensee, and shall be applied with and approved by Mobile Operator, once the application is approved, the price approbated by Mobile Operator will be the basis of determination of rate and settlement of expense between Parties, but Licensee shall notice in written form to Licensor the service price, and the service price will be the final price in this Contract and will be an attachment to this Contract. Users of Mobile Operator will receive Wireless Service provided by Licensee by means determined in this Contract, and pay to Mobile Operator the expense according to the above final price.

With prior negotiation between Parties and prior written consent of Parties, in the purpose of popularizing Wireless Service, the above Wireless Service methods could be used in non-profit service.

ARTICLE 4.-COPYRIGHT ROYALTY, PERFORMANCE GUARANTEE AND SETTLEMENT

1. The Parties agree that the last day of each month is the base date of calculation of copyright royalty, and the first day to the last day of considered month is a calculation period.

2. The Parties agree that: Licensee copyright royalty to be paid by Licensee to Licensor is equal to 40% of the final price of contents of Wireless Services specified in article 3 of this Contract, and during each calculation period, copyright royalty to be paid by Licensee to Licensor shall not lower than fifty thousand (50,000) Yuan RMB.

3. To secure the stabilization of the quality and income of Wireless Service, the performance guarantee to be paid by Licensee to Licensor is two hundred forty thousand (240,000) Yuan RMB, valid period of which is three months from the execution date, i.e. three calculation periods. During the three calculation periods, if copyright royalty to be paid by Licensee is more than performance guarantee, the extra part shall be settled according to paragraphs 1, 2, 4 of this article.

4. Payment of performance guarantee: Within thirty days after the execution date of this Contract, Licensee shall pay the performance guarantee provided in paragraph 3 of this article before October 1, 2005, i.e. two hundred forty thousand Yuan (240,000) RMB. If Licensee delays to pay to Licensor, the latter is entitled to choose to terminate this Contract unilaterally or to charge Licensee a penalty equal to one

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percent (1%) of the arrears each day.

5. Licensee shall report to Licensor in written form every month. Fifteen days after termination of each calculation period, Licensee shall provide to Licensor detailed Wireless Service operation performance and sale of that calculation period; once Licensor confirms the report, within ten Working days after receipt of the invoices from Licensor, Licensee shall adequately pay the above copyright royalty of the period. If Licensee delays to pay, Licensor shall notify Licensee immediately. If Licensee does not pay the due sums within ten days after the notice of Licensor because of Licensee, Licensor is entitled to choose to terminate this Contract unilaterally or to charge Licensee a penalty equal to one percent (1%) of the arrears each day. If Licensee does not pay due sums because Licensor does not issue invoice, Licensee will not assume any responsibility; if Licensee delays to pay the due sums because the Mobile Operator has not submit data report in time, Licensee will not assume any responsibility, but Licensee shall provide corresponding certificates evidencing that the Mobile Operator has not submit data report in time.

6. Considering that there is certain loss in charge to the users by the Mobile Operator, the average loss rate is 20%.

7. The Parties agree that "Copyright Licensing Contract (Extension of 2004)" expires automatically since the execution date of this Contract; the payable expense shall be settled within one month upon execution date of this Contract.

ARTICLE 5.-PROVISION OF MATERIALS, DERIVATIVE WORKS AND COMMERCIAL PROMOTION

1. Licensee undertakes that he will not use or transfer to a third party all kinds of materials, information, documents, digital images obtained form Licensor outside the scope of this Contract and the use of its digital images and translated texts based on the Works shall be limited to the "Wireless Service" provided in this Contract. Documents of digital images (including software) is defined as derivative works and the ownership of mobile phone image derivative works developed by Licensee belongs to Licensee. Without Licensor's written consent, Licensee shall not unilaterally use the above mentioned derivative works for commercial purposes outside the "Wireless Service" provided in this Contract, no matter this Contract has expired or not.

2. While providing Wireless Service under this Contract, Licensee shall prepare with Licensor the content, price, products plan and commercial popularization plans of Wireless Service, and all the above plans and method of sales promotion, articles of sales promotion and the production sample of propagandistic materials of plane sale promotion in Article 7 of this Contract and its quantity shall be confirmed by Licensor beforehand. Licensor shall respond within eight (8) Working days after receipt of the popularization design sample from Licensee, default of which response will entitle

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Licensee to deem have got relevant consent.

3. Licensee undertakes to endeavor to add the services in the above article 3 of this Contract to the area of MZONE, STK card or other sale tools in favor of improving the operation performance.

4. Licensee shall establish and often update the concerning web pages presenting the content specified in article 3 of this Contract on all its websites, place the advertisement related to Wireless Service content at notable place of the homepages in all the websites specified in this paragraph, and place shortcut link at website navigation bar.

ARTICLE 6.-PRODUCTION, PROPORTIONATE MODIFICATION AND OPERATION PERMISSION

1. On principle of assuming responsibility and expense by himself, Licensee has the right to use the content of the Works in this Contract to produce digital images and text messages of mobile phone, make proportionate modification and translation to meet language usage of users and display modes of different mobile phones. Production, translation and proportionate modification shall respect personal right of the author. The proportionate modification refers to modifications made by Licensee other than those on the image of personage (i.e. position, action of personage).

2. Before formally launching the Wireless Service to telecommunication or mobile network operation, Licensee shall notice Licensor in written form of operation website, date of commencement, territory to be covered, content design, method of use, price, estimated income and market popularization plan, and put them into practice after obtaining written consent from Licensor.

3. Before launching the digital images used in mobile phone to communication and mobile network operation, Licensee shall upload the digital images to be launched to communication and mobile network operations to the servers specified by Licensor, and obtain approval from Licensor. During the operation service, if Licensee launches new images to operation, he shall also obtain the approval from Licensor according to the above procedure. After Licensee uploads the digital image to the above websites and gives notice to Licensor, if Licensor does not make an objection within five (5) Working days, it is deemed as approved.

4. When required by Licensor, Licensee shall provide to Licensor all the facilities to inspect images and text messages used and to be used in mobile phones.

5. In thirty (30) days after the execution of this Contract, Licensee shall begin the operation of the above Wireless Services provided in article 3 of this Contract, and Licensor shall be responsible for operation delay caused by him. If for Licensee's reason, the operation of Wireless Services mentioned above in article 3 of this

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Contract fails to begin in thirty (30) days after the execution of this
Contract, Licensor has the right to terminate this Contract without any responsibility to Licensee.

ARTICLE 7.-IDENTIFICATION OF COPYRIGHT AND LICENSING INFORMATION

By prior application and written consent of Licensor, and for purposes of popularizing its communication and network operation service, Licensee could use in total or in part the picture materials in the Works to produce plane sale promotion materials such as advertisement, poster, newspaper, magazine, and website and network advertisement, but all the above mentioned propagandistic materials shall identify clearly and explicitly copyright and licensing information by the following means:

     (C)USUI YOSHITO/FUTABASHA

     LICENSED BY MULAN (Parts in English shall be shown in capital letters)

     This user permission right is authorized formally by Japan Windmill Video Culture Development Corporation Or (CHINESE CHARACTER)

     Authorization of (CHINESE CHARACTER)

     Or U/F

     LICENSED BY MULAN

     Identification to lay out copyright and licensing information of multicolor message:

     (C)U/F/M

ARTICLE 8.-BRAND AND REGISTRATION THEREOF

Licensee shall not use the contents related to the Works to apply for registration of brand or service identification, and shall not use contents related to the Works as brand, service identification or any other identification in the commodities or services.

ARTICLE 9.-PRESERVATION/INSPECTION AND SUPERVISION

1. When operating Wireless Service, Licensee shall save details such as times of click and download, breakdown of expense and income in a manner convenient for inspection by Licensor in the server or accounting books.

2. For purpose of inspection of implementation and performance of this Contract, Licensor has the right to click, consult and copy all the images and text messages used by or to be used by Licensee in the mobile phone according to this Contract, data determined in paragraph 1 of this article. To carry out the above inspection, Licensor may employ lawyer, accountant and other personnel at the expense of Licensor.

ARTICLE 10.-INFRINGEMENT BY A THIRD PARTY

When discovering that any third party infringes copyright of origin author, legal rights of Licensor or conduct unfair competition to the operations authorized to Licensee

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under this Contract (hereinafter referred to as "infraction by a third party"),
Licensee is responsible to give a written notice to Licensor. If infraction by such third party occurs in the licensing territory, Licensor has the right to take proper measures to inspect the third party infraction or take remedial measures, and Licensee shall do its endeavor to cooperate with and assist the measures taken by Licensor.

The Licensor: Shanghai Yide Networking Co., Ltd.

Authorized representative: Sealed

The Licensee: Shanghai Weilan Computer Co., Ltd.

Authorized representative: Sealed